Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 24, 2026, relating to the consolidated financial statements of Fifth Third Bancorp and subsidiaries (the “Bancorp”), and the effectiveness of the Bancorp’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Bancorp for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio

August 10, 2026